Exhibit 99.1

NEWS RELEASE

Threshold Pharmaceuticals Announces its Phase 3 Trial of TH-302 in Patients with Advanced Soft Tissue Sarcoma Will Continue as Planned Following Protocol-Specified Interim Analysis

SOUTH SAN FRANCISCO, CA – September 22, 2014 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced that the Independent Data Monitoring Committee (IDMC) has completed the planned interim efficacy and safety analyses of unblinded data for the Company’s pivotal Phase 3 clinical trial of TH-302 in combination with doxorubicin versus doxorubicin alone in patients with locally advanced unresectable or metastatic soft tissue sarcoma (STS). Based on their analyses, which included an assessment of both benefit and risk, the IDMC recommended that the trial should continue as planned to its natural conclusion.

“The IDMC’s recommendation to continue the trial is in line with our expectations and previous guidance that this was the likely outcome in light of the very high statistical hurdle for demonstrating efficacy in the interim analyses,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “We look forward to the continuation of this important study with the goal of improving survival for patients with advanced STS.”

Threshold and its partner Merck KGaA, Darmstadt, Germany, have been and will remain blinded to the data from the trial. Based on projections derived from the interim analysis, Threshold is revising its guidance on timing for the number of events (deaths) required for the primary efficacy analysis. Previously, the Company projected the pre-specified number of events (n=434) would occur around the middle of 2015; the revised projections suggest the requisite events will occur in the latter half of 2015.

About the Phase 3 trial

Threshold is conducting this international, randomized pivotal Phase 3 clinical trial in partnership with the Sarcoma Alliance for Research through Collaboration (SARC) and under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA). The trial is designed to investigate the efficacy and safety of TH-302 in combination with doxorubicin, compared with doxorubicin alone, in previously untreated patients with metastatic or locally advanced unresectable STS. The primary endpoint of the trial is overall survival. Secondary endpoints include progression-free survival, overall response rate, pharmacokinetics and safety. Patients were randomized to either doxorubicin alone or to receive TH-302 300 mg/m2 administered intravenously on Days 1 and 8 with doxorubicin 75 mg/m2 on Day 1 of each 21-day cycle. After six cycles, patients with stable and/or responding disease could receive maintenance monotherapy with TH-302 according to the same dosing schedule, 300 mg/m2 Days 1 and 8 of each 21-day cycle. The trial enrolled a total of 640 patients across 81 study sites in Europe, Israel, North America and the Russian Federation. A total of 256 deaths were included in the interim analysis; the statistical hurdle for demonstrating efficacy required a one-sided p-value of <0.0035 with associated hazard ratio of about <0.71. The primary analysis, which will now be conducted after a minimum of 434 deaths, will require a one-sided p-value of <0.0239 with associated hazard ratio of about <0.82 to reach statistical significance.

About Soft Tissue Sarcoma

Sarcomas are a group of aggressive cancers of connective tissues of the body for which currently there are limited treatment options. STS is treated with surgery, chemotherapy and radiation. A combination of these modalities usually offers the best option for treating the disease successfully. Doxorubicin and ifosfamide are the most commonly used chemotherapeutic agents in patients with advanced STS, but response rates are generally low and toxicity can be significant. The American Cancer Society has estimated that about 12,020 new cases of STS will be diagnosed in 2014 (6,550 cases in males and 5,470 in females), and 4,740 Americans (2,550 males and 2,190 females) are expected to die from STS.1

About TH-302

TH-302 is designed to be activated under severe tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with advanced STS, and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer (the “MAESTRO” trial). Both Phase 3 trials are being conducted under Special Protocol Assessment (SPA) agreements with the FDA. The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of STS and pancreatic cancer. TH-302 is also being investigated in earlier-stage clinical trials of other solid tumors and hematological malignancies, in combination with chemotherapy and antiangiogenic therapy; and for certain cancers, it is being investigated as a monotherapy.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold Pharmaceuticals, Inc. is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in the microenvironments of most solid tumors as well as the bone marrows of some patients with hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including all statements regarding the continuation of the Phase 3 clinical trial of TH-302 in patients with advanced STS, including potential outcomes thereof, the anticipated timing for the number of events required for the primary efficacy analysis of the Phase 3 clinical trial of TH-302 in patients with advanced STS, and the potential therapeutic uses and benefits of TH-302 to treat patients with advanced STS, advanced pancreatic cancer and other cancers. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the ability of Threshold and Merck KGaA, Darmstadt, Germany, to enroll or complete TH-302 clinical trials, including Threshold’s ability to complete the Phase 3 clinical trial of TH-302 in patients with advanced STS; the time and expense required to conduct such clinical trials and analyze data; issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and interpretation of efficacy results by regulatory authorities); the risk that later trials, including the Phase 3 clinical trial of TH-302 in patients with advanced STS, may not confirm the results of earlier trials; the risk that the design of, or data collected from, the Phase 3 clinical trial of TH-302 in patients with advanced STS may be inadequate to demonstrate safety and efficacy, or otherwise may be insufficient to support regulatory submissions and/or approvals, and that despite the potential benefits of a SPA agreement with the FDA, significant uncertainty remains regarding the regulatory approval process for TH-302 and that TH-302 may not receive any marketing approvals for the advanced STS indication or any other indications in a timely manner or at all; the risk that because the timing of the primary efficacy analysis is event-driven, which Threshold does not control, Threshold cannot predict with certainty when the primary efficacy analysis will occur; Threshold's and Merck KGaA's (Darmstadt, Germany) dependence on single source suppliers, including the risk that these single source suppliers may be unable to meet clinical supply demands for TH-302 which could significantly delay the development of TH-302; risks related to Threshold's dependence on its collaborative relationship with Merck KGaA, Darmstadt, Germany, including its dependence on decisions by Merck KGaA, Darmstadt, Germany regarding the amount and timing of resource expenditures for the development of TH-302; and Threshold's need for and the availability of resources to develop TH-302 and to support Threshold's operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on August 1, 2014 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

Reference

1.	American Cancer Society. Sarcoma: Adult Soft Tissue Cancer. Available at: http://www.cancer.org/cancer/sarcoma-adultsofttissuecancer/detailedguide/sarcoma-adult-soft-tissue-cancer-key-statistics. Last accessed September 19, 2014.

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Threshold Pharmaceuticals

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com